TIDAL TRUST II 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 29, 2024, relating to the consolidated financial statements and financial highlights of Return Stacked Bonds & Managed Futures ETF and Return Stacked U.S. Stocks & Managed Futures ETF and the financial statements and financial highlights of Return Stacked Global Stocks & Bonds ETF, each a series of Tidal Trust II, for the period ended January 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

May 29, 2024